UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2011

CIRCOR INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Corporate Drive, Suite 130 Burlington, Massachusetts		01803-4238
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 270-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2011, Circor International, Inc. (“Circor”) received notice from Christopher R. Celtruda, its Group Vice President and General Manager, Circor Aerospace Products, that he would be resigning from his position with Circor in order to pursue another career opportunity. Mr. Celtruda’s resignation will be effective at the end of the day on April 22, 2011.

In connection with his resignation, Mr. Celtruda will refund approximately $425,000 of the special incentive payments he received from Circor under the terms of that certain Letter Agreement, dated December 30, 2008, between Circor and Mr. Celtruda (the “Letter Agreement”). The Letter Agreement was previously filed as Exhibit 10.33 to Circor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which was filed with the Securities and Exchange Commission on February 26, 2009.

In connection with and effective upon Mr. Celtruda’s resignation, Michael Dill, who currently serves as Vice President of Business Development and Strategy for Circor Aerospace Products, has been promoted to the position of Group Vice President, Circor Aerospace Products. Prior to joining Circor in August 2009, Mr. Dill was employed by Parker Hannifin where he served as Business Unit Director, Fuel and Oil System Aerospace Products. Prior to that, he was the Vice President and General Manager of Shaw Aero Devices, a manufacturer of fuel system components. Mr. Dill, who earned a Bachelor of Industrial and Systems Management degree from the Georgia Institute of Technology, is an expert in lean manufacturing systems and operational excellence.

Item 8.01	Other Events.

On April 13, 2011, Circor issued a press release announcing Mr. Celtruda’s resignation and the promotion of Mr. Dill as Group Vice President, Circor Aerospace Products.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Circor International, Inc., dated April 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Circor International, Inc.

Date: April 13, 2011	By:	/s/ Alan J. Glass
		Name:	Alan J. Glass
		Title:	Vice President, General Counsel & Secretary